UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Infinity Resources Holdings Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INFINITY RESOURCES HOLDINGS CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 18, 2013

The Annual Meeting of Stockholders of Infinity Resources Holdings Corp., a Nevada corporation, will be held at 9:00 a.m., local time, on Friday, October 18, 2013, at 6175 Main Street, Suite 420, Frisco, Texas 75034, for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2016.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).

3. To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).

4. To approve our 2012 Incentive Compensation Plan.

5. To approve an amendment to our articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000.

6. To approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation.

7. To authorize our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion.

8. To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2013.

9. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on September 3, 2013 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

/s/ Karl Zeidler

Karl Zeidler

Secretary

Scottsdale, Arizona

September 25, 2013

VOTING AND OTHER MATTERS	1
PROPOSAL ONE—ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	9
MANAGEMENT	13
EXECUTIVE COMPENSATION	14
DIRECTOR COMPENSATION	17
EQUITY COMPENSATION PLAN INFORMATION	18
REPORT OF THE AUDIT COMMITTEE	19
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
PROPOSAL TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)	25
PROPOSAL THREE—ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY (“SAY-ON-FREQUENCY”)	27
PROPOSAL FOUR—APPROVAL OF THE INFINITY RESOURCES HOLDINGS CORP. 2012 INCENTIVE COMPENSATION PLAN	28
PROPOSAL FIVE—PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000	42
PROPOSAL SIX—PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO QUEST RESOURCE HOLDING CORPORATION	43
PROPOSAL SEVEN—PROPOSAL TO AUTHORIZE OUR BOARD OF DIRECTORS TO EFFECT A FUTURE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITH A RATIO WITHIN A RANGE OF 1-FOR-2 TO 1-FOR-5	44
PROPOSAL EIGHT—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	49
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	51
HOUSEHOLDING OF PROXY MATERIALS	51
OTHER MATTERS	51

INFINITY RESOURCES HOLDINGS CORP.

1375 North Scottsdale Road, Suite 140 Scottsdale, Arizona 85257

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Infinity Resources Holdings Corp., a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Friday, October 18, 2013, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 6175 Main Street, Suite 420, Frisco, Texas 75034. If you need directions to the location of the meeting, please call (972) 464-0004.

These proxy solicitation materials were first released on or about September 25, 2013 to all stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on September 3, 2013, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 95,814,565 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on September 3, 2013, your shares were registered directly in your name with our transfer agent, Columbia Stock Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by filling out and returning the enclosed proxy card as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on September 3, 2013, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes cast will be required to approve our 2012 Incentive Compensation Plan and to ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2013. The affirmative vote of a majority of the outstanding shares of our common stock will be required to approve an amendment to our articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000, to approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, and to authorize our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion. The advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”) and the advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”) are non-binding, but the Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal and the say-on-frequency proposal alternative that receives the most votes cast.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2013. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, the say-on-frequency proposal, the proposal to approve our 2012 Incentive Compensation Plan, the proposal to approve an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000, the proposal to approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, or the proposal to authorize our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5 if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, the say-on-frequency proposal, the proposal to approve our 2012 Incentive Compensation Plan, the proposal to approve an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000, the proposal to approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, or the proposal to authorize our Board of

Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the election of directors, the say-on-pay proposal, the say-on-frequency proposal, the proposal to approve our 2012 Incentive Compensation Plan, the proposal to approve an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000, the proposal to approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, the proposal to authorize our Board of Directors to effect a future amendment of our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, or the proposal to ratify the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2013, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Quorum; Required Vote; Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the three director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2012, (3) to hold an advisory vote on the compensation of our named executive officers on an annual basis, (4) “for” the proposal to approve our 2012 Incentive Compensation Plan, (5) “for” the approval of an amendment to our articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000, (6) “for” the approval of an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, (7) “for” the authorization of our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion, and (8) “for” the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2013. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2012 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K or our Transition Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at nine and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Michael F. Golden, Colton R. Melby, and Barry M. Monheit for election as Class I directors for three-year terms expiring in 2016 or until their respective successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named above. Messrs. Golden, Melby, and Monheit currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position
Mitchell A. Saltz	61	Chairman of the Board (1)(3)
Colton R. Melby	55	Vice Chairman of the Board
Brian S. Dick	38	President, Chief Executive Officer, and Director
Jeffrey D. Forte	48	Director
Michael F. Golden	59	Director (2)(3)
Ronald L. Miller, Jr.	49	Director (1)(2)(3)
Barry M. Monheit	66	Director
I. Marie Wadecki	64	Director (1)(2)

(1)	Member of the Audit Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Mitchell A. Saltz has served as Chairman of the Board of our company since October 2012. Mr. Saltz served as Chairman of the Board and co-founder of one of our predecessors, Earth911, Inc., or Earth911, from its inception until October 2012. Mr. Saltz has served as a director of Smith & Wesson Holding Corporation, a publicly held manufacturer of firearms, since October 1998 and previously served as its Chairman of the Board and Chief Executive Officer from February 1998 through December 2003. Mr. Saltz has served as the Chairman and Managing Partner of Southwest Capital Partners, LLC, an investment banking firm, since 2009. Mr. Saltz founded Saf-T-Hammer in 1987, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of one of our predecessors and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Colton R. Melby has served as Vice Chairman of our company since October 2012. Mr. Melby served as Vice Chairman of the Board of one of our predecessors, Earth911, from March 2012 until October 2012, as a director of Earth911 from July 2010 until October 2012, as Chief Executive Officer of Earth911 from

January 2010 until June 2011, and was actively involved with management of Earth911 since its inception. Mr. Melby served as President and Chief Operating Officer of Smith & Wesson Holding Corporation, a publicly held manufacturer of firearms, from September 2002 to December 2003. Mr. Melby has also served in a number of positions within the aerospace industry, most recently with Metal Form, Inc., a privately held aerospace manufacturing company, where he served as President and Chief Executive Officer from 1987 to September 1999. Mr. Melby is a founding member of Melby Brothers Performance Investments, a firm with a history of financing start-up organizations, as well as Chairman of the Board at CUI Global, a publicly traded holding company dedicated to maximizing shareholder value through the acquisition and development of innovative companies and technologies. We believe Mr. Melby’s service as a former officer of one of our predecessors, his executive experience with a major public company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Brian S. Dick has served as President, Chief Executive Officer, and director of our company since July 2013. Mr. Dick is a co-founder of our subsidiary, Quest Resource Management Group, LLC, or Quest, and has served as its Chief Executive Officer since March 2007. Mr. Dick served as Vice President—Southeast Region of Atlantic Industrial Services, Inc., an industrial waste management and environmental contracting services company, from September 2001 to March 2007. From March 1998 to September 2001, Mr. Dick served as Regional Health and Safety Manager of Safety-Kleen Systems, Inc., an environmental services company. We believe Mr. Dick’s position as President and Chief Executive Officer of our company, his position as Chief Executive Officer and co-founder of Quest, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of Quest, and his extensive experience in the environmental services industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Jeffrey D. Forte has served as a director of our company since July 2013. Mr. Forte is a co-founder of our Quest subsidiary and served as its President from March 2007 until July 2013. Mr. Forte served as Vice President of National Accounts for Atlantic Industrial Services, Inc., an industrial waste management and environmental contracting services company, from April 2003 to March 2007. From October 2000 to April 2003, Mr. Forte served as Vice President of National Accounts for Probex Oil Recovery Services, Inc., an energy technology company providing proprietary oil recovery services. Mr. Forte served as National Account Manager for Pennzoil-Quaker State Company from April 1998 to October 2000, as National Account Manager for Quaker State Oil Refining Corporation/Specialty Environmental Services, Inc. from August 1994 to April 1998, and as Regional Account Manager and Director of New Business Development for Specialty Environmental Services, Inc. from September 1991 to August 1994. We believe Mr. Forte’s service as the former President and co-founder of Quest, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of Quest, and his extensive experience in the environmental services industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since October 2012. Mr. Golden has served as a director of Smith & Wesson Holding Corporation, a publicly held manufacturer of firearms, since December 2004. Mr. Golden served as the President and Chief Executive Officer of Smith & Wesson Holding Corporation from December 2004 until his retirement in September 2011. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining Smith & Wesson Holding Corporation, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President—Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a member of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of a publicly held company and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Ronald L. Miller, Jr. has served as a director of our company since October 2012. Mr. Miller served as a director of one of our predecessors from July 2010 to October 2012. Mr. Miller has served as the Chief Executive Officer of Southwest Capital Partners, LLC, an investment banking firm, since September 2009. He is a director of Airware Labs Corp., a provider of products that improve breathing, safety, and overall wellness. Mr. Miller served as a Managing Director of CKS Securities LLC, an investment banking firm, from February 2010 to December 2011. He served as Vice Chairman of Miller Capital Markets, LLC, a Scottsdale, Arizona headquartered boutique investment banking firm from May 2009 to August 2009. Mr. Miller served as Chief Executive Officer of Alare Capital Partners, LLC, a Scottsdale-based investment banking and strategic advisory firm, from September 2007 to May 2009. From 2001 to 2005, Mr. Miller served as a Managing Director of The Seidler Companies Incorporated, an investment banking firm and member of the NYSE. Mr. Miller served from 1998 to 2001 as a Senior Vice President and was instrumental in the opening of the Phoenix, Arizona office of Wells Fargo Van Kasper. From 1994 to 1998, Mr. Miller served as Senior Vice President of Imperial Capital, and from 1993 to 1994, was associated with the Corporate Finance Department of Ernst & Young. Mr. Miller began his career in the M&A department of PaineWebber, Inc. We believe Mr. Miller’s prior leadership roles and his investment banking experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Barry M. Monheit has served as a director of our company since October 2012. Mr. Monheit served as the President and Chief Executive Officer of our company from October 2012 until July 2013 and as President, Chief Executive Officer, and director of one of our predecessors, Earth911, from June 2011 until July 2013. Mr. Monheit has served as a director of Smith & Wesson Holding Corporation, a publicly held manufacturer of firearms, since February 2004 and as Chairman since October 2004. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., a business advisory firm that provides multidisciplinary solutions to complex challenges and opportunities, serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s service as the former President and Chief Executive Officer of our company and its predecessors, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, his extensive experience in financial and operational consulting gained as an executive of major restructuring firms, and his executive experience with major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since October 2012. Ms. Wadecki has served as a director of Smith & Wesson Holdings Corporation, a publicly held manufacturer of firearms, since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the

National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s public company board experience, long employment history with a major health care organization, financial background, and corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

On July 16, 2013, in connection with our acquisition of Quest, we entered into a stockholders voting agreement with Messrs. Saltz and Melby, or the Class P Stockholders, and Messrs. Dick and Forte, or the Class D Stockholders, pursuant to which the Class P Stockholders and the Class D Stockholders agreed to vote all shares of our common stock owned by them or acquired by them in the future for a board consisting of six Class P Directors as designated by the Class P Stockholders or, in the absence of such designation, a majority of the Class P Directors, and three Class D Directors as designated by the Class D Stockholders, or in the absence of such designation, a majority of the Class D Directors. The initial Class D Directors are Messrs. Dick, Forte, and a third director to be nominated by the Class D Stockholders. As of the date of this proxy statement, the third Class D Director had not yet been nominated. The stockholders voting agreement will continue until the earlier of (i) five years from the date of the agreement, (ii) such time as either the Class P Stockholders or the Class D Stockholders own less than 10% of our outstanding common stock, or (iii) the mutual agreement of the parties.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Saltz, Golden, and Miller and Ms. Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mr. Dick is an employee director. Messrs. Forte, Melby, and Monheit are not considered independent directors of our company because of their recent service as executive officers of our company and/or its predecessors and subsidiaries.

During the last completed fiscal year, Richard R. Quinn, Richard A. Papworth, and Jeffrey I. Rassás also served on our Board of Directors. Mr. Quinn was considered an independent director. Messrs. Papworth and Rassás were not considered independent directors of our company because of their service as executive officers of our company. Messrs. Papworth and Rassás resigned from our Board of Directors on October 17, 2012, and Mr. Quinn resigned from our Board of Directors on October 29, 2012.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Golden, Melby, and Monheit are Class I directors whose terms will expire at the meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2016. Mr. Forte and Ms. Wadecki are Class II directors whose terms will expire in 2014. Messrs. Dick, Miller, and Saltz are Class III directors whose terms will expire in 2015.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.infinityresourcesholdingscorp.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Prior to October 18, 2012, we did not have a formal Audit, Compensation, or Nominations and Corporate Governance Committee. Up until that time, our full Board of Directors, then consisting of Mr. Rassás and Mr. Papworth, who also served as our Chief Executive Officer and Chief Financial Officer, respectively, participated in analysis and evaluation of our financial statements, deliberations concerning executive officer compensation, and consideration of director nominees. On October 17, 2012, Messrs. Rassás and Papworth resigned from our Board of Directors. On October 18, 2012, our Board of Directors established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of our company’s financial statements, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Miller and Saltz and Ms. Wadecki. Our Board of Directors has determined that each of Messrs. Miller and Saltz and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Miller chairs the Audit Committee. Richard R. Quinn, a former director of our company, served on the Audit Committee for a portion of fiscal 2012.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Golden, Miller, and Saltz. Mr. Golden chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Golden and Miller and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and new service offerings.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Prior to October 18, 2012, we did not have a formal compensation committee. Up until that time, our full Board of Directors, then consisting of Jeffrey I. Rassás and Richard A. Papworth, who also served as our Chief Executive Officer and Chief Financial Officer, respectively, participated in deliberations concerning executive officer compensation. On October 17, 2012, Messrs. Rassás and Papworth resigned from our Board of Directors and Mr. Rassás resigned as our Chief Executive Officer. We entered into a consulting agreement with Mr. Rassás upon his resignation.

On October 18, 2012, our Board of Directors established a Compensation Committee. From October 18, 2012 through the end of our transition period ended December 31, 2012, Messrs. Golden, Miller, and Saltz served on our Compensation Committee. Messrs. Golden and Miller had no material contractual or other relationships with us during such transition period except as directors. See “Certain Relationships and Related Transactions” for additional disclosure regarding Mr. Saltz.

Board and Committee Meetings

Our Board of Directors held a total of four meetings during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, the Audit Committee held two meetings; the Compensation Committee held two meetings; and the Nominations and Corporate Governance Committee held one meeting. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, we have scheduled a meeting of our Board of Directors on the same day as our annual meeting of stockholders. We did not hold an annual meeting of stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Infinity Resources Holdings Corp. c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

MANAGEMENT

Fiscal 2012 Summary Compensation Table

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Brian S. Dick	38	President and Chief Executive Officer
Laurie L. Latham	57	Chief Financial Officer

Brian S. Dick’s biography is set forth under the heading “Proposal One—Election of Directors—Nominees” above.

Laurie L. Latham has served as Chief Financial Officer of our company since January 2013. Ms. Latham served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast Corporation, a publicly held digital media hardware and software development and manufacturing company, from December 1999 to August 2012. From 1997 to 1999, Ms. Latham served as Senior Vice President and Chief Financial Officer of Perivox Corporation, an interactive communications and direct marketing company. From 1994 through 1997, Ms. Latham served as Vice President of Finance and Administration of Axis Media Corporation, a graphics, photography, and marketing agency. Prior to joining Axis Media Corporation, Ms. Latham had been in public practice with national and regional accounting firms, including KPMG Peat Marwick, and served as Vice President of Finance and Administration for Medialink International Corporation, a food industry technology company. In addition, Ms. Latham’s earlier career experience included roles within the oil and gas, real estate, and agricultural industries. Ms. Latham is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

The following table sets forth, for the transition period ended December 31, 2012 and the fiscal years ended June 30, 2012 and 2011, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our two former Chief Executive Officers, our next most highly compensated executive officer who was serving as an executive officer on December 31, 2012, and one additional individual who served as an executive officer during the transition period ended December 31, 2012 but was not serving as an executive officer on December 31, 2012. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year (1)	Salary (2)	Option Awards (3)	All Other Compensation (4)	Total
Barry M. Monheit (5)	2012T	$50,000	$841,599	—	$891,599
President and Chief Executive Officer

Jeffrey I. Rassás (6)	2012T	$24,000	—	—	$24,000
Chief Executive Officer	2012	$68,000	—	—	$68,000
	2011	$96,000	—	—	$96,000

Corey A. Lambrecht (7)	2012T	$41,667	$420,799	—	$462,466
President and Chief Operating Officer of Earth911				—

Derrick Mains (8)	2012T	$26,042	—	—	$26,042
President of Youchange, Inc.	2012	$15,750	$445,861	—	$461,611
	2011	$27,750	$114,000	—	$141,750

(1)	2012T refers to the transition period from July 1, 2012 to December 31, 2012.
(2)	The amounts in this column reflect the amounts earned during the transition period or fiscal year, as applicable, whether or not actually paid during such year, and include amounts deferred pursuant to non-incentive deferred compensation plans.
(3)	The amounts in this column reflect the aggregate grant date fair value of options awards granted to our named executive officers during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Transition Report on Form 10-K for the transition period ended December 31, 2012. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.
(4)	The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation.
(5)	Mr. Monheit became our President, Chief Executive Officer, and Director on October 17, 2012. Mr. Monheit subsequently resigned as our President and Chief Executive Officer on July 16, 2013.
(6)	Mr. Rassás resigned as our Chief Executive Officer on October 17, 2012.
(7)	Mr. Lambrecht became President and Chief Operating Officer of Earth911 in January 2010; however, compensation information is only provided for compensation earned following the closing of our merger transaction with Earth911 on October 17, 2012. Mr. Lambrecht subsequently left Earth911 on August 16, 2013.
(8)	Mr. Mains was Vice President of our wholly owned subsidiary Youchange, Inc., or Youchange, in fiscal year 2012 and part of the transition period with compensation paid to Card A Client, L.L.C. Subsequent to our merger transaction with Earth911 on October 17, 2012, Mr. Mains became the President of Youchange, but was no longer considered an executive officer of our company. Mr. Mains subsequently left Youchange on August 2, 2013.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2012.

		Option Awards
		Number of Securities Underlying Unexercised Options (1)				Option Exercise Price	Option Expiration Date
Name	Grant Date	Exercisable		Unexercisable
Barry M. Monheit	3/21/2012	1,381,115	(2)	—		$2.36	3/21/2022
	11/19/2012	—		500,000	(3)

Jeffrey I. Rassás	—	—		—		—	—

Corey A. Lambrecht	11/19/2012	—		250,000	(3)	$2.10	11/19/2022

Derrick Mains	10/02/2012	66,667	(4)	133,333		$2.00	10/02/2022

(1)	Except for 1,381,115 stock options granted to Mr. Monheit and 200,000 stock options granted to Mr. Mains prior to the adoption of our 2012 Incentive Compensation Plan, all of the options granted to our named executive officers are granted under and subject to the terms of our 2012 Incentive Compensation Plan, as further described below under “2012 Incentive Compensation Plan.”
(2)	100% of the total number of shares underlying this option vested on June 30, 2012.
(3)	100% of the total number of shares underlying this option vest on November 19, 2013.
(4)	One-third of the total number of shares underlying this option vested on October 2, 2012 with the remainder vesting one-third each year thereafter.

Employment and Other Agreements with Our Named Executive Officers

Brian S. Dick

We entered into an employment agreement with Mr. Dick, our President and Chief Executive Officer, providing for Mr. Dick to serve as our President and Chief Executive Officer for a period of five years. The employment agreement provides that Mr. Dick will be entitled to receive a base salary of $325,000 per annum; an annual bonus based upon achievement of performance goals as determined by our Board of Directors, which bonus for 2013 will not be less than $250,000 if our 2013 EBITDAS (as defined in the employment agreement) is at least $5.0 million; a car allowance of $750 per month; and annual stock-based compensation awards determined by our Board of Directors. Mr. Dick will also be eligible to participate in executive compensation programs, group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, and benefits approved by our Board of Directors and generally made available to our executive employees. Mr. Dick also will be entitled to severance benefits in certain events following a termination of employment by us or following a change in control as described in the employment agreement. The employment agreement also provides for (i) a non-competition period equal to the longer of 12 months after the termination of Mr. Dick’s employment with us and the period during which Mr. Dick receives cash severance and (ii) non-solicitation of our employees and customers for a period of 24 months after the termination of Mr. Dick’s employment with us. The employment agreement further provides that if there is an event of default on the convertible secured promissory note issued to Mr. Dick in connection with our acquisition of Quest, Mr. Dick may compete with us and solicit customers, provided that he resigns from all positions held with us.

Barry M. Monheit

We entered into a severance agreement with Barry M. Monheit, our former President and Chief Executive Officer, on October 17, 2012, which was subsequently amended by a transition services, amendment to severance agreement, and release on July 16, 2013. Pursuant to the terms of the transition services, amendment to severance agreement, and release, beginning July16, 2013, for a period of 60 to 90 days, with such period to be determined in the sole discretion of our Chief Executive Officer (the “Transition Period”), Mr. Monheit will provide mutually agreed upon transition services to our company. During the Transition Period, Mr. Monheit will remain on our payroll as a full-time regular employee and continue to receive his full salary and all benefits. Upon the last day of the Transition Period, Mr. Monheit will receive severance pursuant to the terms of the severance agreement, as amended by the transition services, amendment to severance agreement, and release. As amended, Mr. Monheit’s severance agreement provides that (i) he will receive his base salary for a period of 18 months, (ii) all unvested stock-based compensation held by Mr. Monheit will vest as of the date of termination, (iii) we will continue health insurance coverage for Mr. Monheit for as long as he remains a director of our company, or will reimburse Mr. Monheit for continuation coverage pursuant to COBRA if he is terminated or resigns from his position as a director of our company or in the event that the insurance company will not permit coverage of Mr. Monheit, and we will reimburse Mr. Monheit for coverage of his spouse on a separate plan, (iv) we will continue to provide Mr. Monheit with a cell phone during such 18-month period, and (v) we will provide Mr. Monheit with administrative support and access to office space at our offices if needed by Mr. Monheit, on an as available basis, during such 18-month period. The severance agreement prohibits Mr. Monheit from competing with us for a period of 12 months following the termination of his employment by us other than for cause or upon resignation by Mr. Monheit. The severance agreement also prohibits Mr. Monheit from soliciting or hiring any person who is employed by or was employed by us within 12 months of the termination of Mr. Monheit’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for us. In addition, the transition services, amendment to severance agreement, and release provides that Mr. Monheit releases our company, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, shareholders, agents, successors, representatives, and assigns from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, whether then known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to the date of the agreement, including any and all claims arising out of or which could arise out of the employment relationship between Mr. Monheit and each of our company, Earth911, and Youchange and Mr. Monheit’s resignation therefrom. Pursuant to the transition services, amendment to severance agreement, and release, we also released Mr. Monheit from any and all claims, rights, demands, actions, causes of action, damages, and liabilities of any and every kind, nature, and character whatsoever, whether based on a tort, contract, statute, or any other theory of recovery, whether known or unknown, arising or that could have been asserted on or before the date of the agreement, excluding claims of fraud, intentional tort, misappropriation of trade secrets, and breach of duties.

Corey A. Lambrecht

Earth911 entered into a severance agreement with Corey A. Lambrecht, Earth911’s former President and Chief Operating Officer, on October 17, 2012. Under the terms of the severance agreement, if Mr. Lambrecht’s employment with Earth911 is terminated by Earth911 other than for cause, Mr. Lambrecht will be entitled to receive (i) his base salary for a period of 12 months following such termination, (ii) a portion of the bonus earned by Mr. Lambrecht for the period commencing on the first day of the fiscal year for which the bonus is calculated and ending on the date of termination, and (iii) all unvested stock-based compensation held by Mr. Lambrecht will vest as of the date of termination. For purposes of the severance agreement, “cause” means any termination of Mr. Lambrecht’s employment by Earth911 as a result of Mr. Lambrecht engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Mr. Lambrecht’s willful violation in a material respect of Earth911’s Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions. The severance agreement prohibits Mr. Lambrecht from competing with Earth911 for a period of 12 months following the termination of his employment by Earth911 other than for cause or upon resignation by Mr. Lambrecht. The severance agreement also prohibits Mr. Lambrecht from soliciting or hiring any person who is employed by or was employed by Earth911 within 12 months of the termination of Mr. Lambrecht’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Earth911. Mr. Lambrecht left Earth911 on August 16, 2013 and is eligible to receive payments pursuant to the severance agreement.

Derrick Mains

Youchange entered into a severance and noncompetition agreement with Derrick Mains, Youchange’s former President, on October 17, 2012. Pursuant to the severance and noncompetition agreement, Mr. Mains will be entitled to certain benefits and compensation depending upon the circumstances surrounding his termination. In the event that Youchange terminates Mr. Mains for cause (as defined in the severance and noncompetition agreement), Mr. Mains will be entitled to receive his accrued base salary and vested benefits through the date of termination. In the event that Youchange terminates Mr. Mains other than for cause, Mr. Mains will receive his base salary for 12 months following the date of termination and any associated cash bonuses, in addition to the salary accrued and benefits vested prior to the date of termination. In the event that Mr. Mains is terminated by Youchange other than for cause or Mr. Mains terminates for good reason (as defined in the severance and noncompetition agreement) within one year of a change in control (as defined in the severance and noncompetition agreement), Mr. Mains will receive his base salary for 12 months following the date of termination, an amount equal to the average of his cash bonus for each of the two years prior to termination, and all unvested stock compensation held by Mr. Mains will immediately vest. The severance and noncompetition agreement prohibits Mr. Mains from competing with Youchange during his employment with Youchange and for a period of two years following his termination. In addition, for a period of two years following his termination, Mr. Mains will be prohibited from soliciting or hiring employees and from soliciting customers of Youchange. Mr. Mains left Youchange on August 2, 2013 and is eligible to receive payments pursuant to the severance agreement.

2012 Incentive Compensation Plan

Our 2012 Incentive Compensation Plan, or the 2012 Plan, was approved by our Board of Directors on October 18, 2012. The purpose of the 2012 Plan is to attract, motivate, retain, and reward our executives, employees, officers, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. As of December 31, 2012, there were outstanding issued but unexercised options under the 2012 Plan to acquire 1,519,000 shares of our common stock at a weighted average exercise price of $2.12 per share. As of December 31, 2012, 5,981,000 shares remained available for future grant under the 2012 Plan. As of September 3, 2013, there were outstanding issued but unexercised options under the 2012 Plan to acquire 1,285,000 shares of our common stock at a weighted average exercise price of $2.14 per share. As of September 3, 2013, 6,215,000 shares remained available for future grant under the 2012 Plan. The 2012 Plan is being proposed for stockholder approval and the material features of the 2012 Plan are outlined under “Proposal Four—Approval of the Infinity Resources Holdings Corp. 2012 Incentive Compensation Plan” below.

DIRECTOR COMPENSATION

Our non-employee directors currently receive no cash compensation for serving on our Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Our non-employee directors each receive stock option grants as compensation. The exercise price of each option granted to our non-employee directors under the 2012 Plan is equal to the fair market value of our common stock on the date of grant. As of September 3, 2013, options to purchase an aggregate of 175,000 shares of our common stock at an exercise price of $2.10 per share had been granted to our non-employee directors and were outstanding under the 2012 Plan.

The following table sets forth the compensation paid by us to each non-employee director for the transition period ended December 31, 2012. Mr. Monheit, Mr. Rassás, and Mr. Papworth did not receive any compensation for service on our Board of Directors.

Name	Option Awards (1)	Total
Mitchell A. Saltz (2)	$80,007	$80,007

Colton R. Melby (3)	$56,005	$56,005

Michael F. Golden (4)	$48,004	$48,004

Ronald L. Miller, Jr. (5)	$48,004	$48,004

I. Marie Wadecki (6)	$48,004	$48,004

Richard R. Quinn (7)	—	—

(1)	The amounts in this column reflect the aggregate grant date fair value of option awards granted to our non-employee directors during the transition period, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Transition Report on Form 10-K for the transition period ended December 31, 2012. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our non-employee directors from their option awards. The table below provides information with respect to the outstanding option awards held by each of our non-employee directors as of December 31, 2012.
(2)	Mr. Saltz joined our Board of Directors on October 17, 2012.
(3)	Mr. Melby joined our Board of Directors on October 17, 2012.
(4)	Mr. Golden joined our Board of Directors on October 18, 2012.
(5)	Mr. Miller joined our Board of Directors on October 17, 2012.
(6)	Ms. Wadecki joined our Board of Directors on October 17, 2012.
(7)	Mr. Quinn joined our Board of Directors on October 17, 2012 and resigned from our Board of Directors on October 29, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of December 31, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	—	—	—

Equity Compensation Plans Not Approved by Stockholders	1,519,000	$2.12	5,981,000

Total	1,519,000	$2.12	5,981,000

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held two meetings during the transition period ended December 31, 2013.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Transition Report on Form 10-K for the transition period ended December 31, 2012 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Ronald L. Miller, Jr., Chairman

Mitchell A. Saltz

I. Marie Wadecki

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the transition period ended December 31, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such transition period ended December 31, 2012, except that the Form 3 filed on November 16, 2012 by Stockbridge Enterprises, L.P. was late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of September 3, 2013 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)
Directors and Executive Officers:
Brian S. Dick	17,500,000	(3)	17.27%
Laurie L. Latham	—		—
Mitchell A. Saltz	46,406,957	(4)	48.41%
Colton R. Melby	14,688,529	(5)	15.32%
Jeffrey D. Forte	15,500,000	(6)	15.30%
Michael F. Golden	30,000	(7)	*
Ronald L. Miller, Jr.	30,000	(8)	*
Barry M. Monheit	2,117,205	(9)	2.17%
I. Marie Wadecki	35,903	(10)	*
All directors and executive officers as a group (9 persons)	96,308,594	(11)	88.46%

Other significant stockholders:
Southwest Green Investments, L.L.C.	30,603,469	(12)	31.94%
Stockbridge Enterprises, L.P.	15,753,488	(13)	16.44%
EarthNow Investments, L.L.C.	8,018,866	(14)	8.37%
Global Security Holdings, L.L.C.	6,523,873	(15)	6.81%

*	Percentage ownership of less than one percent.
(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Infinity Resources Holdings Corp., 1375 North Scottsdale Road, Suite 140, Scottsdale, Arizona 85257.
(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 95,814,565 shares outstanding on September 3, 2013. The numbers and percentages shown include shares actually owned on September 3, 2013 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of September 3, 2013 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.
(3)	Includes 5,500,000 shares issuable upon conversion of a convertible secured promissory note.
(4)	Includes (a) 50,000 shares issuable upon exercise of vested stock options, (b) 30,603,469 shares held by Southwest Green Investments, L.L.C., of which Mr. Saltz controls the investment decisions, (c) 15,753,488 shares held by Stockbridge Enterprises, L.P., of which Mr. Saltz controls the investment decisions.
(5)	Includes (a) 35,000 shares issuable upon exercise of vested stock options, (b) 8,018,866 shares held by EarthNow Investments, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power, (c) 6,523,873 shares held by Global Security Holding, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power, (d) 110,490 shares held by Bone Logic, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power, and (e) 300 shares held by Prestamo, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power.
(6)	Includes 5,500,000 shares issuable upon conversion of a convertible secured promissory note.
(7)	Includes 30,000 shares issuable upon exercise of vested stock options.
(8)	Includes 30,000 shares issuable upon exercise of vested stock options.
(9)	Consists of (a) 236,090 shares held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002, for which Mr. Monheit holds voting and dispositive power, and (b) 1,881,115 shares issuable upon exercise of vested stock options.
(10)	Includes 30,000 shares issuable upon exercise of vested stock options.
(11)	Consists of (a) 83,252,479 shares held by the directors and executive officers as a group, (b) 2,056,115 shares issuable upon exercise of vested stock options, and (c) 11,000,000 shares issuable upon conversion of convertible secured promissory notes.
(12)	Based on the statement on Amendment No. 1 to Schedule 13D filed with the SEC on August 1, 2013, Mr. Saltz controls the investment decisions with respect to all such shares. Southwest Green Investments, L.L.C. is owned by a limited partnership in which Mr. Saltz owns an indirect interest. The address for Southwest Green Investments, L.L.C. is 7377 East Doubletree Ranch Road, Suite 200, Scottsdale, Arizona 85258.
(13)	Based on the statement on Amendment No. 1 to Schedule 13D filed with the SEC on August 1, 2013, Mr. Saltz controls the investment decisions with respect to all such shares. Stockbridge Enterprises, L.P. is owned by a limited partnership in which Mr. Saltz owns an indirect interest. The address for Stockbridge Enterprises, L.P. is 7377 East Doubletree Ranch Road, Suite 200, Scottsdale, Arizona 85258.
(14)	Based on the statement on Schedule 13D filed with the SEC on November 15, 2012, Mr. Melby holds the beneficial interest, including voting and dispositive power, over all such shares. The address for EarthNow Investments, L.L.C. is 136 East South Temple, Suite 1050, Salt Lake City, Utah 84111.
(15)	Based on the statement on Schedule 13D filed with the SEC on November 15, 2012, Mr. Melby holds the beneficial interest, including voting and dispositive power, over all such shares. The address for Global Security Holding, L.L.C. is 136 East South Temple, Suite 1050, Salt Lake City, Utah 84111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, and policies of our company (including those set forth above under “Corporate Governance” or published on our website). As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

In July 2010, Earth911 executed three promissory notes to each of Mitchell A. Saltz, our Chairman; Corey A. Lambrecht, former President and Chief Operating Officer of Earth911; and Colton R. Melby, our Vice Chairman, which were subsequently amended in October 2010 and June 2012. In June 2012, Mr. Saltz converted his note at $3.25 per share into 451,692 shares of Earth911’s common stock, which were issued to Southwest Green Investments, L.L.C. In June 2012, Mr. Lambrecht converted his note at $3.25 per share into 38,193 shares of Earth911’s common stock. In June 2012, Mr. Melby converted his note at $3.25 per share into 114,995 shares of Earth911’s common stock, of which 51,587 shares were issued to Global Security Holdings LLC and 63,408 shares were issued to EarthNow LLC. In October 2012, all of the outstanding shares of Earth911 common stock were converted into shares of our common stock in connection with our merger with Earth911.

In March 2012, Earth911 executed a senior secured convertible note to Stockbridge Enterprises, L.P. (evidencing a loan by Stockbridge Enterprises, L.P.), an entity affiliated with Mitchell A. Saltz, our Chairman, which was subsequently amended in October 2012 and March 2013. The $3.0 million note had a maturity date of October 1, 2015, which could be extended under certain circumstances, and bore interest at a rate of 9% per annum, due monthly in arrears. The note was convertible into shares of our common stock at the lower of (i) $0.362 per share prior to the maturity date or $0.181 per share after the maturity date, subject to a downward formula-based adjustment for future issuances of common stock or stock equivalents under certain conditions whereby the issue price is lower than the conversion price in effect immediately prior to such issue or sale, or (ii) the average closing bid price during the 10 trading days immediately preceding the conversion date. We also issued warrants to Stockbridge Enterprises, L.P. consisting of the following: (i) a warrant to acquire up to 1,381,115 shares of our common stock, exercisable immediately upon execution of the note (“Warrant 1-1”); (ii) a warrant to acquire up to 345,278 shares of our common stock, exercisable at the conclusion of 42 months after the issuance date of the warrant, but only in the event that all outstanding principal and accrued interest on the note is not paid in full at such date (“Warrant 1-2”); (iii) a warrant to acquire up to 345,278 shares of our common stock, exercisable at the conclusion of 45 months after the issuance date of the warrant, but only in the event that all outstanding principal and accrued interest on the note is not paid in full at such date (“Warrant 1-3”); (iv) a warrant to acquire up to 690,557 shares of our common stock, exercisable at the conclusion of 48 months after the issuance date of the warrant, but only in the event that all outstanding principal and accrued interest on the note is not paid in full at such date (“Warrant 1-4”); (v) a warrant to acquire up to 5,524,461 shares of our common stock, exercisable immediately upon execution of the October 2012 amendment to the note (“Warrant 1-5”); and (vi) a warrant to acquire up to 500,000 shares of our common stock, exercisable immediately upon execution of the March 2013 amendment to the note (“Warrant 1-6”). Warrants 1-1 through 1-6 were each exercisable at the lower of $0.37 per share or the average closing bid price during the 10 trading days immediately preceding the exercise date. The exercise price was also subject to a downward formula-based adjustment for future issuances of common stock or stock equivalents under certain conditions whereby the issue price is lower than the exercise price in effect immediately prior to such issue or sale. In March 2013, as required by the March 2013 amendment to the note, Stockbridge Enterprises, L.P. exercised Warrant 1-1, Warrant 1-5, and Warrant 1-6 to purchase, on a cashless exercise basis, an aggregate of 7,232,779 shares of our common stock. On July 16, 2013, Stockbridge Enterprises, L.P. converted the entire outstanding principal and accrued interest on the note into 8,382,597 shares of our common stock.

In June 2012, deferred compensation of $260,000 was converted into 80,000 shares of Earth911’s common stock and issued to Bone Logic, LLC, an entity affiliated with Colton R. Melby, our Vice-Chairman and Earth911’s then Vice-Chairman, for consulting services previously provided.

In October 2012, we entered into a one year marketing agreement with Infinity Solutions & Consultants, an entity controlled by Cliff Melby, an affiliate of Colton Melby, one of our directors. Under the marketing agreement, commission is paid based on revenue achieved from approved leads and stock options are issued for achieving specified sales targets. In addition, a 10 year stock option was granted to purchase 100,000 shares of our common stock at $2.10 per share, which was market value at the time of grant, with vesting concurrent with the signing of the marketing agreement.

On July 16, 2013, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Quest Resources Group, LLC, a Delaware limited liability company (“Seller”), pursuant to which we acquired all of the issued and outstanding membership interests of Quest held by Seller, comprising 50% of the membership interests of Quest (the “Quest Interests”). Our wholly owned subsidiary, Earth911, has held the remaining 50% of the membership interests of Quest for several years. Concurrently with the execution of the Securities Purchase Agreement, we assigned the Quest Interests to Earth911 so that Earth911 now holds 100% of the issued and outstanding membership interests of Quest. The purchase price for the Quest Interests consisted of the following: (i) 12,000,000 shares of our common stock issued to Brian Dick, a 50% owner of Seller and Chief Executive Officer of Quest; (ii) 10,000,000 shares of our common stock issued to Jeff Forte, a 50% owner of Seller and President of Quest; (iii) a convertible secured promissory note in the principal amount of $11.0 million payable to Mr. Dick; and (iv) a convertible secured promissory note in the principal amount of $11.0 million payable to Mr. Forte. The convertible secured promissory notes issued to each of Messrs. Dick and Forte (collectively, the “Notes”) are each secured by a first-priority security interest in a 25% membership interest held by Earth911 in Quest (comprising a total of 50% of the membership interests of Quest) (the “Collateral”), as set forth in security and membership interest pledge agreements, by and between Earth911 and each of Messrs. Dick and Forte (collectively, the “Security Agreements”). The Securities Purchase Agreement provides that the Audit Committee of our Board of Directors has the sole authority and discretion to authorize payments due and owing under the Notes and to take any actions and make all decisions related to the Notes and the Security Agreements, and requires that we (a) deposit in escrow the total interest for the following month from our initial cash receipts from any source, including, without limitation, receivables, loans, sale of assets, or sale of securities, and (b) maintain a reserve of $1.5 million under our line of credit at all times to be used to make interest payments on the Notes, as determined in the sole discretion of the Audit Committee of our Board of Directors. The Securities Purchase Agreement provides that Seller and Messrs. Dick and Forte may not engage or become financially interested in any Competitive Business within the Restricted Territory (each as defined in the Securities Purchase Agreement) for a period of five years. The Securities Purchase Agreement also provides restrictions with respect to customers of Quest and non-solicitation of employees of Quest for a period of five years. The Securities Purchase Agreement further provides that if there is an event of default on the Notes, Seller and Messrs. Dick and Forte may compete with us and solicit customers, provided that they resign from all positions held with us.

On July 16, 2013, in connection with our acquisition of Quest, we entered into a stockholders voting agreement with Messrs. Saltz and Melby, or the Class P Stockholders, and Messrs. Dick and Forte, or the Class D Stockholders, pursuant to which the Class P Stockholders and the Class D Stockholders agreed to vote all shares of our common stock owned by them or acquired by them in the future for a board consisting of six Class P Directors as designated by the Class P Stockholders or, in the absence of such designation, a majority of the

Class P Directors, and three Class D Directors as designated by the Class D Stockholders, or in the absence of such designation, a majority of the Class D Directors. The initial Class D Directors are Messrs. Dick, Forte, and a third director to be nominated by the Class D Stockholders. As of the date of this proxy statement, the third Class D Director had not yet been nominated. The stockholders voting agreement will continue until the earlier of (i) five years from the date of the agreement, (ii) such time as either the Class P Stockholders or the Class D Stockholders own less than 10% of our outstanding common stock, or (iii) the mutual agreement of the parties.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our two former Chief Executive Officers, our next most highly compensated executive officer who was serving as an executive officer on December 31, 2012, and one additional individual who served as an executive officer during the transition period ended December 31, 2012 but was not serving as an executive officer on December 31, 2012), as such compensation is disclosed in the “Executive Compensation” section of this proxy statement. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified executives with base salaries generally set at levels below those of our peer companies, taking into account we are in the early stages of our corporate development.

Our long-term stock-based incentive compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain an ownership position in our common stock. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Historically, our stock-based compensation has been through the grant of stock options.

Board Recommendation

Our board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Executive Compensation” section of this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation

Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

PROPOSAL THREE

ADVISORY VOTE ON DETERMINING THE FREQUENCY

OF SAY-ON-PAY (“SAY-ON-FREQUENCY”)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Stockholders have the option of recommending a frequency vote every year, every two years, or every three years or abstaining from making a recommendation.

Summary and Board Recommendation

Our Board of Directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our Board of Directors believes that an annual advisory vote of on executive compensation would be the most meaningful for our Board of Directors and our Compensation Committee and best serve the interests of our company and its stockholders. Our Board of Directors believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our Board of Directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY.

PROPOSAL FOUR

APPROVAL OF THE INFINITY RESOURCES HOLDINGS CORP.

2012 INCENTIVE COMPENSATION PLAN

We are seeking stockholder approval of the Infinity Resources Holdings Corp. 2012 Incentive Compensation Plan (as amended and restated) (the “2012 Plan”), which is subject to approval by our stockholders. Our Board of Directors recommends a vote “FOR” the approval of the 2012 Plan.

Background

On October 18, 2012, our Board of Directors adopted the 2012 Plan and subsequently adopted an amendment and restatement on September 9, 2013, retroactive to October 18, 2012, subject to approval by our stockholders. As of September 3, 2013, 1,285,000 awards had been granted and were outstanding under the 2012 Plan, subject to stockholder approval of the 2012 Plan. If the 2012 Plan is not approved by our stockholders, the outstanding awards under the 2012 Plan will be forfeited and we will lose a key ingredient in our ability to hire, retain, and motivate high-quality personnel. Any awards that are outstanding under the 2012 Plan on September 9, 2013, will be subject to the terms of the 2012 Plan as in effect immediately prior to September 9, 2013.

As of September 3, 2013, we had 6,215,000 shares available for grant under the 2012 Plan and there are no other shares available for grant under equity compensation plans. The total number of options outstanding as of September 3, 2013 was 3,082,782 with a weighted average exercise price of $2.22 per share and weighted average remaining term of 7.88 years.

The number of shares of common stock available for issuance under the 2012 Plan is 7,500,000 shares. Any shares that are subject to an award under the 2012 Plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the 2012 Plan are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the 2012 Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the 2012 Plan.

In the event that any withholding tax liabilities arising from any award under the 2012 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by us, then only the number of shares issued net of the shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under the 2012 Plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

Rationale for the adoption of the 2012 Plan

Our Board of Directors believes that the 2012 Plan will advance our long-term success by encouraging stock ownership among award recipients. In addition, our Board of Directors believes that a fundamental objective of a long-term incentive compensation program is the alignment of employee and stockholders’ interests. The 2012 Plan allows for several forms of awards based on the value of our common stock and for the utilization of performance-based vesting targets that measure operational and financial performance improvements relevant to stockholder value. The 2012 Plan is intended to modernize our incentive award grant practices in light of current market practices and to set forth the principles our stockholders expect us to adhere to in designing and administering employee and director compensation programs.

The number of shares requested under the 2012 Plan was determined based on our review of our historical grant practices, our anticipated share needs with respect to future awards at the current level of our business, our current anticipations for business growth, and our desire to have sufficient shares to make grants to prospective employees, current employees, and non-employee directors for the next several years. In determining the number of shares to request, we considered equity overhang (the percentage of shares of our common stock subject to stock-based compensation grants, which was approximately 3.22% at September 3, 2013) and our desire to limit the dilutive impact to our stockholders.

Stockholder approval of the 2012 Plan is required (i) to enable compliance with certain exclusions from the limitations of Section 162(m) of the Code, as described below, (ii) to enable compliance with the incentive stock options rules under Section 422 of the Code, and (iii) for the 2012 Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation U promulgated under the Exchange Act.

The 2012 Plan Conforms to Best Practices

The 2012 Plan contains many best practices as follows:

•	sets a fixed number of shares authorized for issuance, which will require us to seek specific stockholder approval for any future increases in the shares available for issuance under the 2012 Plan;

•	requires that stock options and stock appreciation rights must be granted with an exercise price or grant price of at least 100% of the fair market value of the option shares on the grant date;

•	prohibits option and SAR repricing without stockholder approval;

•	does not provide for the automatic full acceleration of outstanding equity awards in the event of a change in control if such equity awards continue or are assumed or substituted for by the successor corporation; and

•	provides maximum limits on the number of awards that can be granted to any director under the 2012 Plan.

Principal Features of the 2012 Plan

The principal features of the 2012 Plan are as follows (and are set forth more fully below):

•	All officers, directors, employees, and consultants who provide services to our company or its subsidiaries and other designated affiliates are eligible to participate in the 2012 Plan;

•	Options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards are eligible for grants under the 2012 Plan;

•	The 2012 Plan will be administered by the Compensation Committee of our Board of Directors, or the Committee;

•	Vesting requirements with respect to awards under the 2012 Plan are determined by the Committee, except that if a dividend equivalent is granted in connection with another award that is subject to performance-based vesting criteria, the dividend equivalent must also be subject to performance-based vesting criteria to the same extent as the award with respect to which the dividend equivalent was granted;

•	No awards under the 2012 Plan vest on account of a change in control of our company if the award is assumed or substituted or otherwise continues after the change in control occurs, unless the Committee otherwise determines in a specific instance. However, if and to the extent provided in an award agreement and on such terms and conditions as may be set forth in an award agreement, if a participant’s employment is terminated without “cause” by us or for “good reason” by the participant (as those terms are defined in the 2012 Plan) within 24 months after the effective date of a change in control of our company, the participant’s awards become fully vested;

•	The 2012 Plan grants the Committee discretion to determine the time when an option no longer may be exercised following a participant’s termination, as set forth in the applicable award agreement;

•	The 2012 Plan prohibits the repricing of option and SAR awards without approval by our stockholders;

•	The 2012 Plan limits the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any outside director during any fiscal year of our company to $2,000,000, or 750,000 shares; and

•	The 2012 Plan limits the awards that may be granted to a participant during any fiscal year of our company to (i) 1,000,000 shares for options and/or SARs or (ii) 1,000,000 shares for restricted stock, RSUs, performance awards, and/or other stock-based awards that are intended to be exempt from Section 162(m) of the Code. In addition, the maximum amount of cash and the fair market value of property other than shares that may be payable to any one participant in settlement of any restricted stock awards, RSUs, performance awards, and/or other stock based awards that are intended to be exempt from Section 162(m) of the Code, is (x) $2.0 million with respect to any 12 month performance period (not prorated for any performance period that is less than 12 months), and (y) with respect to any performance period that is more than 12 months, $5.0 million.

Description of the 2012 Plan

A copy of the 2012 Plan is attached hereto as Appendix A and is hereby incorporated into this proxy statement by reference. The following summary of key provisions of the 2012 Plan, as well as the other summaries and descriptions relating to the 2012 Plan contained elsewhere in this Proposal, are each qualified in their entirety by reference to the full text of the 2012 Plan.

Purpose

The purpose of the 2012 Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as “Related Entities,” in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Shares Available for Awards; Annual Per-Person Limitations

The number of shares of common stock available for issuance under the 2012 Plan is 7,500,000 shares. Any shares that are subject to an award under the 2012 Plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the 2012 Plan are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the 2012 Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the 2012 Plan.

In the event that any withholding tax liabilities arising from any award under the 2012 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by us, then only the number of shares issued net of the shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under the 2012 Plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

“Substitute awards” (as defined under the 2012 Plan) will not reduce the shares authorized for delivery under the 2012 Plan or authorized for delivery to a participant in any period. Additionally, in the event that a company acquired by our company or any Related Entity or with which our company or any Related Entity combined has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2012 Plan and will not reduce the shares authorized for delivery under the 2012 Plan; provided, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of our company or our Related Entities prior to such acquisition or combination.

The 2012 Plan imposes individual limitations on the amount of certain awards in part with the intention to comply with Section 162(m) of the Code. Under these limitations, in any fiscal year of our company during any part of which the 2012 Plan is in effect, no participant may be granted (i) stock options and/or SARs with respect to more than 1,000,000 shares of common stock, or (ii) restricted stock, RSUs, performance awards, and/or other stock based-awards that are subject to the provisions of the 2012 Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by us under Section 162(m) of the Code, that may be settled by the issuance of more than 1,000,000 shares of common stock, in each case, subject to adjustment in certain circumstances. The maximum amount of cash and the fair market value of property other than shares of common stock that may be paid out to any one participant in settlement of any restricted stock, RSUs, performance awards, and/or other stock based-awards that are subject to the provisions of the 2012 Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by our company under Section 162(m) of the Code, is (i) $2.0 million with respect to any 12-month performance period (not prorated for any performance period that is less than 12 months), and (ii) with respect to any performance period that is more than 12 months, $5.0 million.

The aggregate fair market value of our common stock on the date of grant underlying incentive stock options that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of shares that may be delivered under the 2012 Plan as a result of the exercise of incentive stock options is 7,500,000 shares, subject to certain adjustments.

Notwithstanding any other provision of the 2012 Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any continuing outside director during any fiscal year of the company will not exceed $2,000,000 or 750,000 shares.

The Committee is authorized to adjust the limitations on the number of shares of common stock available for issuance under the 2012 Plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. See the sections called “Acceleration of Vesting; Change in Control” and “Other Adjustments” below for a summary of certain additional adjustment provisions of the 2012 Plan.

Except with respect to the adjustments referenced in the foregoing paragraph, the Committee is prohibited from taking any of the following actions without approval of our stockholders: (i) lower the exercise or grant price per share of an option or SAR after it is granted, (ii) cancel an option or SAR when the exercise or grant price per share exceeds the fair market value of the underlying shares in exchange for cash or another award, (iii) cancel an outstanding option or SAR in exchange for an option or SAR with an exercise or grant price that is less than the exercise or grant price of the original option or SAR, or (iv) take any other action with respect to an option or SAR award that may be treated as a repricing pursuant to the applicable rules of the stock exchange or quotation system on which shares of our common stock are listed or quoted (any such action described in (i)-(iv) being referred to as a “Repricing”).

The closing price of our common stock on the OTCBB on September 3, 2013 was $2.45 per share.

Eligibility

The persons eligible to receive awards under the 2012 Plan are the officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. The foregoing notwithstanding, only employees of our company, or any parent corporation or subsidiary corporation of our company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively) are eligible for purposes of receiving any incentive stock options that are intended to comply with the requirements of Section 422 of the Code (“ISOs”). An employee on leave of absence may be considered as still in the employ of our company or a Related Entity for purposes of eligibility for participation in the 2012 Plan.

As of the record date, September 3, 2013, approximately 90 officers, directors, employees, and consultants were eligible to participate in the 2012 Plan.

Administration

The 2012 Plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a Compensation Committee or if there are no longer any members on the Compensation Committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the Committee. It is intended that the Committee will be comprised exclusively of independent non-employee directors in accordance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. Subject to the terms of the 2012 Plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2012 Plan, construe and interpret the 2012 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2012 Plan.

The Committee is permitted to delegate the performance of certain functions, including administrative functions, of the 2012 Plan to our officers or managers, or committees of them. The delegation is required to be accomplished in a manner that does not result in the loss of an exemption under Rule 16b-3 under the Exchange Act for awards or cause awards to “covered employees” that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

For purposes of the 2012 Plan, the term “fair market value” means the fair market value of shares of common stock, awards, or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a share of common stock as of any given date is the closing sales price per share of common stock as reported on the principal stock exchange or market on which shares of common stock are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the award is authorized by the Committee) or, if there is no sale on that date, then on the last previous day on which a sale was reported.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the 2012 Plan to be paid in cash, shares, other awards or other property (including loans to participants).

We may grant SARs in tandem with options, which we refer to as “Tandem SARs,” under the 2012 Plan. A Tandem SAR may be granted at the same time as the related option is granted. A Tandem SAR may only be exercised when the related option would be exercisable and the fair market value of the shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem SAR will no longer be exercisable to the extent the Tandem SAR has been exercised and any Tandem SAR will no longer be exercisable to the extent the related option has been exercised.

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and RSUs. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee. Except as otherwise provided in any award agreement, (i) dividends payable with respect to a restricted stock award are paid on the date or dates the shares subject to the underlying restricted stock award become vested, with such dividends to be accumulated, without interest, by our company, (ii) all accumulated dividends payable with respect to a restricted stock award are paid in cash, and (iii) any accumulated dividends will be forfeited, unless the shares subject to the restricted stock award to which such accumulated dividends relate become vested. Notwithstanding, cash dividends, stock, and any other property distributed as a dividend with respect to any restricted stock award that vests based on achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the restricted stock award and will be paid at the time such restrictions and risk of forfeiture lapse. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee. Unless otherwise determined by the Committee at the date of grant, any dividend equivalents that are granted with respect to any RSU award will be subject to the following terms and conditions: (i) dividend equivalents payable with respect to RSUs are paid on the date or dates the portion of the underlying RSUs are settled, with such dividend equivalents to be accumulated, without interest, by our company, (ii) all accumulated dividend equivalents payable with respect to RSUs are paid in cash, and (iii) any accumulated dividend equivalents will be forfeited, unless the portion of the RSUs to which such accumulated dividend equivalents relate become vested. Notwithstanding the foregoing, dividend equivalents credited in connection with an award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the 2012 Plan in lieu of our obligations to pay cash under the 2012 Plan or other plans or compensatory arrangements.

Other Stock Based Awards

The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance Awards

The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

The provisions of the 2012 Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by our company under Section 162(m) of the Code will apply to any restricted stock award, RSU award, performance award, or other stock-based award if it is granted to a participant who is, or is likely to be, as of the end of the tax year in which we would claim a tax deduction in connection with such award, a “covered employee” (as defined below) and such award is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code. The term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers of our company (other than our principal financial officer) as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to an award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not our Board of Directors.

If and to the extent that the Committee determines that an award is intended to be exempt from Section 162(m) of the Code, one or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), are to be used by the Committee in establishing performance goals for awards under the 2012 Plan: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; (14) operating earnings before the expense for share based awards; and (15) ratio of debt to stockholders’ equity. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor’s 500 Stock Index, or a group of companies that are comparable to our company. Performance goals for awards intended to comply with Section 162(m) of the Code must be established not later than 90 days after the beginning of the performance period applicable to such awards or at such other date as may be required for “performance-based compensation” treatment under Section 162(m) of the Code.

After the end of each performance period, the Committee will determine and certify whether the performance goals have been achieved. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee will exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the award is granted.

The Committee may, in its discretion, determine that the amount payable as an award intended to qualify as “performance based compensation” not subject to the limitation on tax deductibility by us under Section 162(m) of the Code will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2012 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2012 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Awards under the 2012 Plan generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2012 Plan, awards under other plans of our company, or other rights to payment from our company, and may grant awards in addition to and in tandem with such other awards, rights, or other awards.

Acceleration of Vesting; Change in Control

Subject to certain limitations contained in the 2012 Plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the 2012 Plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award will be deemed to have been met, as of the time of the change in control. Notwithstanding, unless the Committee otherwise determines in a specific instance, each outstanding award under the 2012 Plan will not be accelerated as described in preceding sentence, if either (i) we are the surviving entity in the change in control and the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company assumes or substitutes for the applicable award, as determined in accordance with the terms of the 2012 Plan. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the 2012 Plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the 2012 Plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Subject to any limitations contained in the 2012 Plan, including those described above in the preceding paragraph, relating to the vesting of awards in the event of any merger, consolidation, or other reorganization in which we do not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or the Committee may provide for (i) the continuation of the outstanding awards by us, if we are a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in the 2012 Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iv) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards. The foregoing actions may be taken without the consent or agreement of a participant in the 2012 Plan and without any requirement that all such participants be treated consistently.

Other Adjustments

The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our company, any Related Entity or any business unit, or the financial statements of our company or any Related Entity, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions, or (iii) in view of the Committee’s assessment of the business strategy of our company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, the Committee may not make any adjustment described in this paragraph if doing so would cause any award granted under the 2012 Plan to participants designated by the Committee as “covered employees” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation.” In addition, without the approval of our stockholders, the Committee may not make any adjustment described in this paragraph if such adjustment would result in a Repricing.

Clawback of Benefits

We may (i) cause the cancellation of any award, and (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2012 Plan or otherwise in accordance with any of our policies that currently exist or that may from time to time be adopted or modified in the future by us and/or applicable law, which we refer to each as a “clawback policy.” In addition, a participant may be required to repay to us certain previously paid compensation, whether provided under the 2012 Plan or an award, or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by us, or any amendments that may from time to time be made to the clawback policy in the future by us in our discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by us, without the participant’s consent, to the extent that we determine in our discretion to be necessary or appropriate to comply with any clawback policy.

If the participant, without our consent, while employed by or providing services to us or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interest or the interest of any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the award to forfeit and pay over to us, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any option or SAR and the value realized (whether or not taxable) on the vesting or payment of any other award during the time period specified in the award agreement or otherwise specified by the Committee.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2012 Plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the 2012 Plan or an award agreement, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2012 Plan; provided that, except as otherwise permitted by the 2012 Plan or award agreement, without the consent of an affected participant, no such Committee or the Board action may materially and adversely affect the rights of such participant under terms of such award. The 2012 Plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2012 Plan, (ii) termination of the 2012 Plan by the Board, or (iii) the tenth anniversary of the effective date of the 2012 Plan. Awards outstanding upon expiration of the 2012 Plan will remain in effect until they have been exercised or terminated, or have expired. In no event will any ISO awards be granted under the 2012 Plan after the tenth anniversary of the date on which our Board of Directors adopts the 2012 Plan.

Federal Income Tax Consequences of Awards

The 2012 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2012 Plan. On exercise of a nonqualified stock option granted under the 2012 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. With respect to the number of shares issued to the optionee that is equal to the number of shares delivered by the optionee on exercise of the option, the optionee’s tax basis in those issued shares will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. With respect to the additional shares received on exercise of the option in excess of the number of shares delivered on exercise of the option, the optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” of the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2012 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2012 Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for us, is reasonable in amount, and is not precluded by the deduction limitations imposed by Section 162(m) of the Code, and either the recipient includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

RSUs, Performance Shares, and Performance Units

The recipient of a performance share, performance unit, or RSU that provides for the payment of cash or the delivery of shares at a future date, will not recognize taxable income at the time of grant. The recipient will generally recognize taxable income, and if the recipient is an employee, be subject to withholding for income and employment taxes, when the payment of cash or the delivery of shares is actually made.

We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired pursuant to the performance share, performance unit or RSU awards will be the amount paid for such shares, if any, plus any ordinary income recognized when the stock is received. Upon the disposition of any such stock received, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or Tandem SARs, under the 2012 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162(m) Limitations

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1.0 million in any tax year. Compensation that qualifies as “performance based compensation” is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the 2012 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) of the Code deductibility cap of $1 million. However, the Committee may, in its discretion, grant awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Code. In addition, future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect our ability to ensure that awards under the 2012 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code.

Section 409A of the Code

The 2012 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2012 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits

A new plan benefits table for the 2012 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2012 Plan if the 2012 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2012 Plan will be made at the Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2012 Plan are not determinable at this time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 2012 INCENTIVE COMPENSATION PLAN.

PROPOSAL FIVE

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

FROM 100,000,000 TO 200,000,000

Our Board of Directors has approved a proposal to amend our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. If approved by the stockholders, the proposed amendments will become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of the state of Nevada, which will occur as soon as reasonably practicable after approval of the amendment by our stockholders.

Our Board of Directors believes that it is in our company’s best interests to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. As of September 3, 2013, we have only 4,185,435 shares of authorized but unissued shares of common stock, of which 3,082,782 are subject to outstanding stock options. The failure of stockholders to approve the proposed amendment may require us to forego attractive acquisition opportunities that arise, to increase cash compensation to replace stock-based compensation that we believe more closely aligns the interests of our company with stockholders, and to forego raising additional capital should the need develop. Our Board of Directors also believes that the availability of such additional shares will provide our company with the flexibility to issue common stock for possible future financing, stock dividends or distributions, acquisitions, stock option plans, and other proper corporate purposes that may be identified in the future by our Board of Directors, without the possible expense and delay of a special stockholders’ meeting. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in our company, on such stockholders’ percentage voting power.

The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such corporate purposes as our Board of Directors may deem advisable, without further action by our stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of common stock. Holders of common stock have no preemptive rights.

We have issued a total of 58,040,230 shares of common stock during the past three fiscal years and have never issued any preferred stock. We have no arrangements, agreements, understandings, or plans at the current time for the issuance or use of the additional shares of common stock proposed to be authorized. Our Board of Directors does not intend to issue any common stock except on terms which our Board of Directors deems to be in the best interests of our company and its then existing stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any preferred stock that we may issue in the future.

Although we have no present intention to issue shares of common stock in the future in order to make acquisition of control of our company more difficult, future issuances of common stock could have that effect. For example, the acquisition of shares of our common stock by an entity in order to acquire control of our company might be discouraged through the public or private issuance of additional shares of common stock, since such issuance would dilute the stock ownership of the acquiring entity. Common stock could also be issued to existing stockholders as a dividend or privately placed with purchasers that might side with our Board of Directors in opposing a takeover bid, thus discouraging such a bid.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000.

PROPOSAL SIX

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO

CHANGE OUR NAME TO QUEST RESOURCE HOLDING CORPORATION

Our Board of Directors has approved a proposal to amend our articles of incorporation to (a) change our name to Quest Resource Holding Corporation. If approved by the stockholders, the proposed amendment will become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of the state of Nevada, which will occur as soon as reasonably practicable after approval of the amendments by our stockholders.

Our Board of Directors believes that it is in our company’s best interests to change our name from Infinity Resources Holdings Corp. to Quest Resource Holding Corporation. Following our acquisition of Quest in July 2013, Quest will play a more prominent role in our overall business strategy and operations. Our Board of Directors also believes that the name Quest Resource Holding Corporation is more reflective of the operations of our company and its subsidiaries and will be more advantageous to our future image and marketing strategy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO QUEST RESOURCE HOLDING CORPORATION.

PROPOSAL SEVEN

PROPOSAL TO AUTHORIZE OUR BOARD OF DIRECTORS TO EFFECT A FUTURE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITH A RATIO WITHIN A RANGE OF 1-FOR-2 TO 1-FOR-5

Our Board of Directors has considered, approved, and recommends to the stockholders for their approval, a possible future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion at any time prior to October 18, 2015. The reverse stock split would be effective upon the filing of articles of amendment to the company’s articles of incorporation with the Secretary of State of the state of Nevada.

Under the proposed amendment, the total number of authorized shares would remain the same, which means that a reverse stock split would result in an increased number of authorized but unissued shares of our common stock. The reverse stock split would be realized simultaneously and in the same ratio for all shares of common stock. All of our stockholders would be affected uniformly by the reverse stock split, which would have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the reverse stock split. In lieu of issuing fractional shares, we will round up in the event a stockholder would be entitled to receive less than one share of common stock. In addition, the reverse stock split would not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares), and all shares of common stock would remain fully paid and non-assessable.

Our Board of Directors believes that the approval of a range of ratios (as opposed to a specified ratio) provides our Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. A reverse stock split would be effected, if at all, only upon a determination by our Board of Directors that the reverse stock split is in the best interests of our company and our stockholders at that time. In connection with any determination to effect the reverse stock split, our Board of Directors would set the timing for the reverse stock split and select the specific ratio within the range. No further action on the part of our stockholders would be required to either implement or abandon the reverse stock split. If our Board of Directors does not implement the reverse stock split prior to October 18, 2015, then the authority granted to our Board of Directors to implement the reverse stock split will terminate. At any time prior to the effectiveness of the reverse stock split, our Board of Directors may abandon the reverse stock split if it determines in its sole discretion that this proposal is no longer in the best interests of our company and our stockholders. In determining whether to proceed with a reverse stock split, and if implemented, the exact ratio for the reverse stock split, our Board of Directors will consider, among other factors, the following:

•	the per share price of our common stock at the time of a decision to proceed with the reverse stock split;

•	the number of authorized shares that will remain available for issuance after giving effect to the reverse stock split;

•	the historical fluctuations or patterns in the trading price and volume of our common stock;

•	the anticipated impact of the reverse stock split on the trading market for our common stock;

•	projections for our financial condition and results of operations over various time horizons;

•	potential acquisition or financing opportunities;

•	our ability to list our common stock on a national securities exchange; and

•	then current market conditions in our industry and in the broader market.

A copy of the proposed articles of amendment to our articles of incorporation that would be filed with the Secretary of State of the state of Nevada to effect the reverse stock split is attached hereto as Appendix B and is hereby incorporated into this proxy statement by reference; provided, however, that such articles of amendment are subject to change or modification to include any technical changes as may be required by the office of the Secretary of State of the state of Nevada.

Reasons for the Reverse Stock Split

A reverse stock split can help us to meet eligibility for listing on a national securities exchange.

Our common stock is currently traded on the Over-the-Counter Bulletin Board. Our Board of Directors believes that listing on a national securities exchange would provide a better trading market for our common stock, which could improve the liquidity of our common stock. Eligibility for listing on a national securities exchange is subject to a number of criteria, including public float, minimum share price, number of stockholders, market capitalization, net income, and other factors. Our Board of Directors believes that if the reverse split is effected, our common stock could have a greater likelihood of satisfying the initial listing requirements of a national securities exchange. However, we do not currently meet other listing requirements, and there are no assurances that our common stock would be eligible for a listing even if a reverse stock split is effected. In addition, even if we are successful in listing our common stock on a national securities exchange, there can be no assurance that our common stock would meet the requirements for continued listing on such exchange.

A reverse stock split can avoid certain adverse effects of low trading prices for our securities.

Our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. Our Board of Directors believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of a reverse stock split, some of these concerns may be ameliorated. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of our common stock.

The reverse stock split is not intended to be a going private transaction.

Our Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Principal Effects of the Reverse Stock Split

General

A reverse stock split would affect all holders of our common stock uniformly and would not change the proportionate equity interests of such stockholders, nor would the respective voting rights and other rights of holders of our common stock be altered, except for possible changes due to the treatment of fractional shares resulting from a reverse stock split. The par value of our common stock would not change as a result of the reverse stock split, and would remain at $0.001 per share regardless of the ratio determined by the Board of Directors for the reverse stock split.

The following table sets forth the approximate percentage reduction in the outstanding shares of our common stock and the approximate number of shares of our common stock that would be outstanding as a result of several possible ratios for the reverse stock split.

Ratio	Percentage Reduction in Shares Outstanding	Shares Authorized (1)	Shares Issued and Outstanding (2)	Shares Authorized and Reserved (3)	Shares Authorized and Unreserved and Unissued (2)(3)
Current	—	200,000,000	95,814,565	3,082,782	101,102,653
1-for-2	50%	200,000,000	47,907,283	1,541,391	150,551,326
1-for-3	67%	200,000,000	31,938,188	1,027,594	167,034,218
1-for-4	75%	200,000,000	23,953,641	770,696	175,275,663
1-for-5	80%	200,000,000	19,162,913	616,556	180,220,531

(1)	Assumes that Proposal Five of this proxy statement is approved.
(2)	Based on 95,814,565 shares of our common stock issued and outstanding as of September 3, 2013.
(3)	Based on 3,082,782 shares of our common stock reserved for issuance upon exercise of outstanding stock options as of September 3, 2013.

Stockholders should recognize that once a reverse split is effected, they will own a fewer number of shares than they currently own. While we expect that a reverse split would result in an increase in the per share price of our common stock, a reverse split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects, and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock splits for companies in similar circumstances is varied.

Once a reverse stock split is effected and should the per share price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after a reverse stock split.

In addition, a reverse split would likely increase the number of stockholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by a reverse stock split.

Finally, the number of authorized but unissued and unreserved shares of our common stock relative to the number of issued and reserved shares of our common stock would be increased. This increased number of authorized but unissued and unreserved shares of our common stock could be issued by our Board of Directors without further stockholder approval, which could result in dilution to the holders of our common stock.

The increased proportion of unissued and unreserved authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction. However, the reverse stock split has not been authorized in response to any effort of which we are aware to accumulate shares of common stock or obtain control of our company.

Effect of the Reverse Stock Split on Stock Options

We currently have outstanding stock options to purchase shares of our common stock. Under the terms of the outstanding stock options and notes, the reverse stock split would effect a reduction in the number of shares of common stock issuable upon exercise of the stock options in proportion to the exchange ratio of any reverse stock split and would effect a proportionate increase in the exercise price of the outstanding stock options. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options would be rounded to the nearest whole share and no cash payment would be made in respect of such rounding.

Accounting Matters

The reverse stock split would not affect total stockholders’ equity on our balance sheet. As a result of the reverse stock split, the stated capital component attributable to our common stock would be reduced to an amount equal to between one-half and one-fifth of its present amount and the additional paid-in capital component will be increased by the amount by which the stated capital component is reduced. The per share net loss and net book value per share of our common stock would be increased as a result of a reverse split because there would be fewer shares of our common stock outstanding.

Tax Consequences

Each stockholder is urged to consult with such stockholder’s tax advisor with respect to any potential tax consequences of a reverse stock split.

Procedure for Effecting the Reverse Stock Split and Filing the Articles of Amendment

We will file the articles of amendment with the Secretary of State of the state of Nevada. The reverse stock split will become effective as of 5:00 p.m. Eastern time on the date of filing, which time on such date will be referred to as the “effective time.” At the effective time, each lot of between two and five shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented pre-reverse split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-reverse split shares. However, a stockholder will not be entitled to receive any dividends or distributions payable after the articles of amendment are effective until that stockholder surrenders and exchanges his or her certificates.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time, a letter of transmittal will be sent to our stockholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Form and after the effective time, any certificates formerly representing pre-reverse split shares that are submitted for transfer, whether pursuant to a sale, other disposition, or otherwise, will be exchanged for certificates representing post-reverse split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZATION OF OUR BOARD OF DIRECTORS TO EFFECT A FUTURE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITH A RATIO WITHIN A RANGE OF 1-FOR-2 TO 1-FOR-5, WITH THE EXACT RATIO WITHIN SUCH RANGE TO BE DETERMINED BY OUR BOARD OF DIRECTORS IN ITS DISCRETION.

PROPOSAL EIGHT

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, has audited the financial statements of our company and/or its predecessors for the transition period ended December 31, 2012 and the fiscal years ended June 30, 2012 and 2011. Our Audit Committee has appointed Semple, Marchal and Cooper, LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2013 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Semple, Marchal and Cooper, LLP will be present at the meeting via telephone, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Semple, Marchal and Cooper, LLP for the fiscal years ended April 30, 2012 and 2013 are as follows:

	2012T	2012	2011
Audit Fees (1)	$84,929	$45,800	$40,500
Audit-Related Fees (2)	388	—	—
Tax Fees (3)	656	—	—
All Other Fees (4)	350	—	4,700

Total	$86,323	$45,800	$45,200

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) fees associated with our quarterly reviews.
(2)	Audit-related fees include merger related services.
(3)	Tax fees consist primarily of tax related advisory.
(4)	All other fees include general advisory.

Audit Committee Pre-Approval Policies

Prior to October 2012, we did not have a formal Audit Committee and our Board of Directors approved all audit services, audit-related services, tax services, and other services provided by our independent registered public accounting firm. In October 2012, our Board of Directors appointed an Audit Committee, which has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Semple, Marchal and Cooper, LLP described above under the caption “Audit-Related Fees” were approved by our Board of Directors or by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF SEMPLE, MARCHAL AND COOPER, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2013 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2014 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than the close of business on July 20, 2014 and no later than the close of business on August 19, 2014; or (b) if our 2014 Annual Meeting of Stockholders is held before September 18, 2014 or after December 17, 2014, no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting, or no later than May 28, 2014 in order to be included in the proxy statement and form of proxy relating to such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Columbia Stock Transfer Company by calling (208) 664-3544, or by writing to Columbia Stock Transfer Company, 1869 East Seltice Way, Suite 292, Post Falls, Idaho 83854. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Columbia Stock Transfer Company as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: September 25, 2013

APPENDIX A

INFINITY RESOURCES HOLDINGS CORP.

2012 INCENTIVE COMPENSATION PLAN

(as amended and restated)

INFINITY RESOURCES HOLDINGS CORP.

2012 INCENTIVE COMPENSATION PLAN

(as amended and restated)

1. Purpose	A-3
2. Definitions	A-3
3. Administration	A-7
4. Shares Subject to Plan	A-8
5. Eligibility; Per-Person Award Limitations	A-9
6. Specific Terms of Awards	A-9
7. Certain Provisions Applicable to Awards	A-15
8. Code Section 162(m) Provisions	A-16
9. Change in Control	A-17
10. General Provisions	A-18

INFINITY RESOURCES HOLDINGS CORP.

2012 INCENTIVE COMPENSATION PLAN

(as amended through and restated)

1. Purpose. The purpose of this INFINITY RESOURCES HOLDINGS CORP. 2012 INCENTIVE COMPENSATION PLAN (as amended and restated), subject to stockholder approval (the “Plan”), is to assist INFINITY RESOURCES HOLDINGS CORP., a Nevada corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, and individual consultants who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” means the person, persons, trust, or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, severance, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her non-competition, non-solicitation, and/or non-disclosure agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) chronic addiction to alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(f) “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h) “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee under this Plan; provided, however, that if the Board fails to designate a Compensation Committee or if there are no longer any members on the Compensation Committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(i) “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Related Entity, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(j) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(k) “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers (other than the chief financial officer) of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(l) “Director” means a member of the Board or the board of directors of any Related Entity.

(m) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, and in the case of any Option that is an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code, “disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(n) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(o) “Effective Date” means the effective date of the Plan, which was October 18, 2012.

(p) “Eligible Person” means each officer, Director, Employee, or Consultant who is a natural person providing bona fide services to the Company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Shares. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(q) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(s) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(t) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, severance, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity), or any other action by the Company (or a Related Entity) which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location outside of fifty miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(e), or by reason of the Participant’s Disability as defined in Section 2(m). For purposes of this Section 2(t), any good faith determination of “Good Reason” made by the Committee shall be conclusive.

(u) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(v) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(w) “Listing Market” means the Nasdaq Stock Market or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(x) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(y) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(z) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(aa) “Outside Director” means any Director who is not also an Employee.

(bb) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(cc) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(dd) “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ee) “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ff) “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(gg) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(hh) “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ii) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(jj) “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(kk) “Restricted Stock Unit Award” means an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(ll) “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(mm) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(nn) “Shares” means the shares of common stock of the Company, par value $0.001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(oo) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(pp) “Stockholder Approval Date” means the date on which this Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Sections 162(m) and 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.

(qq) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution, or any other corporation or other entity that is an affiliate, as that term is defined in Rule 405 of under the Securities Act of 1933, controlled by the Company directly, or indirectly, through one or more intermediaries; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

(rr) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted by a company, or the right or obligation to make future Awards, by a company where such company is (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants, or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to 7,500,000 Shares. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Awards are forfeited, expire, or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to Awards under the Plan, subject to Section 4(c)(iii) below.

(ii) In the event that any withholding tax liabilities arising from any Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 7,500,000 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares or (ii) Restricted Stock, Restricted Stock Units, Performance Awards and/or Other Stock-Based Awards that are subject to Section 8 hereof that may be settled by the issuance of more than 1,000,000 Shares. The maximum amount of cash and the Fair Market Value of property other than Shares that may be payable to any one Participant in settlement of any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, and/or Other Stock-Based Awards that are subject to Section 8 hereof, is (x) $2,000,000 with respect to any 12 month Performance Period (not prorated for any performance period that is less than 12 months), and (y) with respect to any Performance Period that is more than 12 months, $5,000,000. (b) Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Outside Director during any fiscal year of the Company shall not exceed $2,000,000 or 750,000 Shares.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive, or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the law of the Company’s incorporation, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted,

(B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options, or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants or Beneficiaries.

(iii) Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C) if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(v) Term. The term of each Option shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(iv) Term. The term of each Stock Appreciation Right shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Stock Appreciation Right exceed a period of ten years.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the

Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant or Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed. Except as otherwise provided in any Award Agreement, (A) dividends or other distributions payable with respect to a Restricted Stock Award shall be paid on the date or dates the Shares subject to the Restricted Stock Award to which such dividends or other distributions relate, become vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”), (B) all Accumulated Dividends payable with respect to a Restricted Stock Award shall be paid in cash, and (C) any Accumulated Dividends with respect to a Restricted Stock Award shall be forfeited and all rights of the Participant to such Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless the Shares subject to the Restricted Stock Award to which such Accumulated Dividends relate become vested pursuant to the terms of the Restricted Stock Award and this Plan. Notwithstanding the provisions of this Section 6(d)(iv), cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals shall either (x) not be paid or credited or (y) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be subject to the following terms and conditions: (A) Dividend Equivalents payable with respect to a Restricted Stock Unit Award shall be paid on the date or dates the portion of the Restricted Stock Unit Award to which such Dividend Equivalents relates, is satisfied under Section 6(e)(i), with such Dividend Equivalents to be accumulated, without interest, by the Company (the “Accumulated Dividend Equivalents”), (B) all Accumulated Dividend Equivalents payable with respect to a Restricted Stock Unit Award shall be paid in cash, and (C) any Accumulated Dividend Equivalents with respect to a Restricted Stock Unit Award shall be forfeited and all rights of the Participant to such Accumulated Dividend Equivalents shall terminate, without further obligation on the part of the Company, unless the portion of the Restricted Stock Unit Award to which such Accumulated Dividend Equivalents relate become vested pursuant to the terms of the Restricted Stock Unit Award and this Plan. Notwithstanding the foregoing, the applicable Award Agreement may specify whether any Dividend Equivalents shall be (x) paid at the dividend payment date, deferred or deferred at the election of the Participant, or (y) converted to additional Restricted Stock Units that shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited. If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Restricted Stock Unit Award, but in no event later than 12 months before the first date on which any portion of such Restricted Stock Unit Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code). Notwithstanding the provisions of this Section 6(e)(iii), Dividend Equivalents credited in connection with a Restricted Stock Unit Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Person as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments, in connection with another Award, other than Option or Stock Appreciation Right Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis, in each case in a manner that does not violate the requirements of Section 409A of the Code. Dividend Equivalents credited in connection with a Performance Award shall be subject to restrictions and risk of forfeiture to the same extent as the Performance Award with respect to which such Dividend Equivalents have been credited.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Dividend Equivalents credited in connection with Other Stock-Based Awards that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Other Stock-Based Awards with respect to which such Dividend Equivalents have been credited.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered, provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); and provided further that if an option is granted in substitution for another option, the term of the substituted option shall not exceed the term of the original option.

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Listing Market. Subject to Sections 7(e) and 9(a) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done all in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8. Code Section 162(m) Provisions.

(a) Covered Employees. The provisions of this Section 8 shall be applicable to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award if it is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee and is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code.

(b) Performance Criteria. If an Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; (14) operating earnings before the expense for share based awards; and (15) ratio of debt to stockholders’ equity. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Awards subject to this Section 8 shall be measured over a Performance Period no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards subject to this Section 8, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

9. Change in Control.

(a) Effect of “Change in Control.” Upon the occurrence of a “Change in Control,” as defined in Section 9(b), any restrictions, deferral of settlement, and forfeiture conditions applicable to an Award shall lapse, and any performance goals and conditions applicable to an Award shall be deemed to have been met, as of the time of the Change in Control. Notwithstanding, unless the Committee otherwise determines in a specific instance, each outstanding Award shall not be accelerated as described in foregoing sentence, if either (i) the Company is the surviving entity in the Change in Control and the Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the

Change in Control or (ii) the successor company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof. If and to the extent provided in an Award Agreement and on such terms and conditions as may be set forth in an Award Agreement, in the event a Participant’s employment is terminated without Cause by the Company or any Related Entity or by such successor company or by the Participant for Good Reason within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described above.

(b) Definition of “Change in Control”. Unless otherwise specified in any employment, consulting, severance agreement or plan covering the Participant or other agreement for the performance of services between the Participant and the Company or a Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) upon the consummation of a transaction approved by the stockholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

(ii) individuals who, as of the date on which the Award is granted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Award was granted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or a Related Entity, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or a Related Entity.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon) and are otherwise not inconsistent with the rules as to the use of Form S-8 Registration Statement under the Securities Act of 1933, as amended (or any successor or, at the sole discretion of the Committee, other registration statement pursuant to which Awards, Shares, rights or interests under the Plan are then registered under such Act). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee; provided, however, the limitations set forth in Section 9(a) shall apply with respect to the following approaches in subsections (A) through (D) below, regardless of whether the transaction constitutes a Change in Control: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee (and the Board) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to the satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants and Beneficiaries to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the minimum statutory withholding required with respect to that Award.

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants or Beneficiaries, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award. Any Awards that are outstanding under the Plan on September 9, 2013, shall be subject to the terms of the Plan as in effect immediately prior to September 9, 2013.

(g) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(h) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an

Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of the their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(k) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l) Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to principles of conflict of laws, and applicable federal law.

(m) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(p) Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan was adopted by the Board on October 18, 2012 and became effective on the Effective Date, provided that the Stockholder Approval Date occurs within 12 months of its adoption by the Board, by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

APPENDIX B

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QUEST RESOURCE HOLDING CORPORATION

Quest Resource Holding Corporation, a Nevada corporation (the “Corporation”), hereby adopts the following Articles of Amendment to the Second Amended and Restated Articles of Incorporation in accordance with Section 78.390 of the Nevada Revised Statutes.

Article 3 of the Second Amended and Restated Articles of Incorporation is hereby amended by adding the following new paragraph:

Upon the effectiveness of these Articles of Amendment to the Second Amended and Restated Articles of Incorporation (the “Effective Date”), each             (            ) shares of Common Stock, par value $0.001, of this Corporation’s issued and outstanding Common Stock at the close of business on the Effective Date shall be converted into one (1) share of fully paid and nonassessable Common Stock of the Corporation, without change in the aggregate number of shares of Common Stock the Corporation shall be authorized to issue pursuant to this Article 3. Each stockholder (the “Qualifying Stockholders”) who would be entitled to a fraction of a share of Common Stock as a result of the conversion (the “Share Fraction”) will not be issued a certificate for such Share Fraction but in exchange for the cancellation of their Share Fraction each Qualifying Stockholder will receive one (1) share of fully paid and nonassessable Common Stock.

EXECUTED this              day of             .

Signed:
Brian S. Dick President and Chief Executive Officer

B-1

INFINITY RESOURCES HOLDINGS CORP. 1375 NORTH SCOTTSDALE ROAD SUITE 140 SCOTTSDALE, AZ 85257

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Stock Transfer Company, 1869 East Seltice Way, Suite 292, Post Falls, ID 83854.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINITY RESOURCES HOLDINGS CORP.
Vote on Directors

1.	PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below, each to serve for a three-year term expiring in 2016.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	Nominees:

	01) Michael F. Golden 02) Colton R. Melby 03) Barry M. Monheit	☐	☐	☐

Vote on Proposals

2.	PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).	For ☐	Against ☐	Abstain ☐	6.	PROPOSAL 6: To approve an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation.	For ☐	Against ☐	Abstain ☐

3.	PROPOSAL 3: To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).	One Year ☐	Two Years ☐	Three Years ☐	7.	PROPOSAL 7: To authorize our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion.	☐	☐	☐
4.	PROPOSAL 4: To approve our 2012 Incentive Compensation Plan.	For ☐	Against ☐	Abstain ☐

5.	PROPOSAL 5: To approve an amendment to our articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000.	☐	☐	☐	8.	PROPOSAL 8: To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2013.	☐	☐	☐

and upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors, FOR proposals 2, 4, 5, 6, 7, and 8, and ONE YEAR for proposal 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.                        ☐

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INFINITY RESOURCES HOLDINGS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2013 ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 18, 2013

The undersigned stockholder of INFINITY RESOURCES HOLDINGS CORP., a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 25, 2013, and hereby appoints Mitchell A. Saltz and Brian S. Dick, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company, to be held on Friday, October 18, 2013, at 9.00 a.m., local time, at 6175 Main Street, Suite 420, Frisco, Texas 75034, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors, FOR the say-on-pay proposal, ONE YEAR for the say-on-frequency proposal, FOR the approval of our 2012 Incentive Compensation Plan, FOR the approval of an amendment to our articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 to 200,000,000, FOR the approval of an amendment to our articles of incorporation to change our name to Quest Resource Holding Corporation, FOR the authorization of our Board of Directors to effect a future amendment to our articles of incorporation to effect a reverse stock split of our common stock with a ratio within a range of 1-for-2 to 1-for-5, with the exact ratio within such range to be determined by our Board of Directors in its discretion, and FOR the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of the Company for the fiscal year ending December 31, 2013, and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “ONE YEAR” FOR THE SAY-ON-FREQUENCY PROPOSAL, “FOR” THE APPROVAL OF OUR 2012 INCENTIVE COMPENSATION PLAN, “FOR” THE APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000, “FOR” THE APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO QUEST RESOURCE HOLDING CORPORATION, “FOR” THE AUTHORIZATION OF OUR BOARD OF DIRECTORS TO EFFECT A FUTURE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITH A RATIO WITHIN A RANGE OF 1-FOR-2 TO 1-FOR-5, WITH THE EXACT RATIO WITHIN SUCH RANGE TO BE DETERMINED BY OUR BOARD OF DIRECTORS IN ITS DISCERETION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF SEMPLE, MARCHAL AND COOPER, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.